Exhibit 99.1

June 18, 2014

NephroGenex, Inc. Initiates Pivotal Phase 3 Study With Novel Treatment to Slow Progression of Diabetic Kidney Disease

More than 6 million patients in the U.S. suffer from diabetic nephropathy

Company to host Thursday June 19 8:30 AM conference call to discuss Phase 3 Pyridorin PIONEER program

RESEARCH TRIANGLE PARK, N.C.,—(BUSINESS WIRE)— NephroGenex, Inc. (Nasdaq:NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today announced it has initiated patient enrollment in the first of two pivotal Phase 3 studies in the PIONEER program for oral Pyridorin. The trial will evaluate the safety and efficacy of Pyridorin in slowing disease progression in patients with diabetic nephropathy.

“With initiation of this study, NephroGenex is now in late stage development with a first-in-class compound that targets and scavenges pathogenic oxidative chemistries which are fundamental causative factors in the development and progression of diabetic nephropathy,” said Pierre Legault, CEO of NephroGenex. “Of the 19 million people in the U.S. diagnosed with diabetes, about one third—or roughly 6 million people—exhibit signs and symptoms of kidney disease. Pyridorin is the leading drug candidate for diabetic nephropathy that targets an underlying cause of this disease.”

CONFERENCE CALL

A conference call will be held on June 19, 2014 at 8:30 AM EDT to provide an overview of the Company’s PIONEER clinical program. To access, please dial (844) 831-3030 (U.S. domestic) and (315) 625-6887 (international) at least 10 minutes prior to the start of the call, using passcode 62282878.  An audio webcast can also be accessed on the Investor Relations section of our website, http://investors.nephrogenex.com.  A replay will be available on the website with the same link approximately 2 hours after the event.

STUDY DETAILS

The PIONEER program will include two identical double-blind placebo controlled Phase 3 trials. Each is designed to evaluate the safety and efficacy of Pyridorin at 300 mg twice a day compared to placebo in reducing the rate of renal disease progression in Type 2 diabetic patients.

Each study will enroll approximately 600 patients randomized in a 1:1 ratio to receive either Pyridorin or placebo. About 100 centers will participate worldwide, with the majority being located in the U.S. Primary efficacy endpoints are time to a 50% increase in serum creatinine (SCr) levels, or end stage renal disease (ESRD). The Phase 3 study is 90% powered to detect a 28% treatment effect. Previous Phase 2b study results demonstrated a greater than 50% treatment effect in the target patient population.

NephroGenex reached agreement with the FDA on a Special Protocol Assessment (SPA) for the PIONEER clinical program, and received fast track designation by the FDA for Pyridorin in diabetic nephropathy.

More information about the PIONEER study design can be found at clinicaltrials.gov.

About Diabetic Nephropathy

Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics). Patients suffering from diabetic nephropathy may progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About PyridorinTM

Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was found to be safe and well-tolerated in these same studies.

About NephroGenex, Inc.

NephroGenex (Nasdaq:NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under “Part I—Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Investors

The Trout Group

Michael Levitan, 646-378-2920

mlevitan@troutgroup.com

or

Media

BMC Communications

Susan Duffy, 646-513-3119

sduffy@bmccommunications.com

Source: NephroGenex

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